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FOR IMMEDIATE RELEASE                                              Exhibit 99.1
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     American Business Financial Services Closes $306 Million Securitization

Bala Cynwyd, PA, October 1, 2001...American Business Financial Services, Inc. (Nasdaq: ABFI), a diversified financial services company operating nationwide, today announced that it completed a $306 million mortgage loan securitization through its three subsidiaries, American Business Credit, Inc., Upland Mortgage, and American Business Mortgage Services, Inc. This was the Company's 15th consecutive quarterly securitization, and 21st overall.

The overcollaterization target of 4.0% is lower than the 4.4% overcollaterization target in the prior quarter's securitization, and is the lowest in the Company's history. This can result in cash flows that are realized by the Company sooner than they would be with a higher overcollateralization target.

ABFS Mortgage Loan Trust 2001-3 ("Trust") consists of fixed rate mortgage loans. Senior notes issued by the Trust are insured by an MBIA Insurance Corporation policy. This issue represents a new issue of securities. Because of this credit insurance policy, the senior notes received an AAA rating from Standard & Poor's, and an Aaa rating from Moody's.

American Business Financial Services, Inc. is a diversified financial services company operating throughout the United States. The Company originates business purpose loans and first and second mortgage loans through a combination of channels, including a national processing center located at its centralized operating office in Bala Cynwyd, Pennsylvania, and a retail branch network of offices.

For further information, contact Jeffrey M. Ruben, Executive Vice President, 610-617-5562, or Keith Bratz, VP--Corporate Communications, 610-617-7475.

The transaction took the form of a private placement by the trust. A registration statement relating to these securities has been filed with the Securities and Exchange Commission by the purchaser of these securities, but has not yet become effective. Prior to the time the registration statement becomes effective these securities may only be transferred in transactions which are exempt from registration under the Federal securities laws. Once the registration statement becomes effective, holders of these securities will, upon satisfaction of the prospectus delivery requirements, and certain other requirements of the Federal securities laws, be able to resell their securities. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This (communication) shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the real estate market and mortgage lending activities, competition, demand for American Business Financial Services, Inc. and its subsidiaries' services, availability of funding, loan payment rates, delinquency and default rates, changes in factors influencing the loan securitization market and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.